UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 15, 2005

Unizan Financial Corp.

(Exact name of Registrant as Specified in Charter)

Ohio	0-13270	34-1442295
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

220 Market Avenue South, Canton, Ohio 44702

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (330) 438-1118

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 15, 2005, Unizan Financial Corp. entered into a Separation Agreement and General Release with Scott E. Dodds, Executive Vice President, Retail Banking and Administration. Mr. Dodds has announced resignation from his position with Unizan Bank, National Association, effective November 15, 2005. Mr. Dodds’ responsibilities will be reassigned to other members of Unizan Bank’s senior management team through the closing of the anticipated merger with Huntington Bancshares Incorporated.

The Separation Agreement and General Release with Mr. Dodds (the “Separation Agreement”) provides that Unizan Financial Corp. will pay Mr. Dodds a lump sum amount of $796,659.00. Provided the merger of Unizan Financial Corp. into and with Huntington Bancshares Incorporated occurs and assuming Dodds has not exercised his revocation rights under the Separation Agreement by that time, payment will be made to Mr. Dodds six (6) months after the termination of Dodds’ employment or fifteen (15) days after the merger of Unizan Financial Corp. into and with Huntington Bancshares Incorporated, whichever is later.

Item 1.02 Termination of a Material Definitive Agreement.

Payment under the Separation Agreement is in lieu of any benefits to which Mr. Dodds would be entitled under the Severance Agreement entered into between Unizan Financial Corp. and Mr. Dodds as of August 1, 2002 (the “Severance Agreement”) and the Amended Salary Continuation Agreement, with Addendum A, Amended Split Dollar Agreement dated August 1, 2002 (the “Salary Continuation Agreement”). The Severance Agreement was previously filed as Exhibit 10.af. to Unizan Financial Corp.’s Form 10-Q for the quarter ended September 30, 2002, and the Salary Continuation Agreement was previously filed as Exhibit 10.ag. to Unizan Financial Corp.’s Form 10-Q for the quarter ended September 30, 2002. Upon executing the Separation Agreement, Mr. Dodds has waived all right, title and interest to any payments, benefits and rights contained in the Severance Agreement and the Salary Continuation Agreement, provided the merger of Unizan Financial Corp. into and with Huntington Bancshares Incorporated occurs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unizan Financial Corp.

Date: November 15, 2005	By:	/s/ James H. Nicholson
	Its:	Executive Vice President and Chief Operating Officer